Independent Auditors' Consent




The Board of Directors and Stockholders
Audiovox Corporation:


We consent to the incorporation by reference in registration statement Nos. 333-36762 and 333- 82073 on Form S-8 of Audiovox Corporation of our report dated May 30, 2003, with respect to the consolidated balance sheet of Audiovox Corporation and subsidiaries as of November 30, 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for each of the years in the two-year period ended November 30, 2002, and the related financial statement schedule, which report appears in the November 30, 2003 annual report on Form 10-K of Audiovox Corporation and subsidiaries.

Our report dated May 30, 2003 contained explanatory paragraphs that stated that the Company adopted the provisions of Statement of Financial Accounting Standards (Statement) No. 141, "Business Combinations" and Statement No. 142, "Goodwill and Other Intangible Assets" and that the consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for the year ended November 30, 2001 have been restated.


                                                              s/KPMG LLP
                                                                KPMG LLP

Melville, New York
February 24, 2004


                                  Exhibit 23.2